As filed with the Securities and Exchange Commission on August 30, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IMPERIAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Florida	6199	30-0663473
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

701 Park of Commerce Boulevard – Suite 301

Boca Raton, Florida 33487

(561) 995-4200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Altschuler General Counsel and Secretary

701 Park of Commerce Boulevard – Suite 301

Boca Raton, Florida 33487

(561) 995-4200

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael B. Kirwan

Foley & Lardner LLP

One Independent Drive, Suite 1300

Jacksonville, Florida 32202

(904) 359-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
% Senior Unsecured Notes Due	$60,000,000 (2)	$8,184
Transferrable Subscription Rights to Purchase Notes (3)	—	—

(1)	This registration statement relates to: (a) transferable subscription rights to purchase the Registrant’s % Senior Unsecured Notes Due , which subscription rights are to be distributed to holders of the Registrant’s common stock, and (b) the Registrant’s % Senior Unsecured Notes Due deliverable upon the exercise of the transferable subscription rights pursuant to this rights offering.
(2)	This amount represents the gross proceeds to the Registrant from the assumed exercise of all subscription rights that may be issued hereunder.
(3)	Evidencing the right to subscribe for % Senior Unsecured Notes Due of the Registrant being registered hereunder. Pursuant to Rule 457(g) under the Securities Act of 1933, as amended, no separate registration fee is required for the rights because the rights are being registered in the same registration statement as the notes underlying the rights.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 30, 2013

PRELIMINARY PROSPECTUS

IMPERIAL HOLDINGS, INC.

Transferable Subscription Rights to Purchase up to $

    % Senior Unsecured Notes Due

We are distributing, at no charge, to holders of our common stock, transferable subscription rights to purchase an aggregate of up to $             principal amount of our     % Senior Unsecured Notes Due             , which we refer to as the notes. We refer to this offering as the “rights offering.” We will pay interest on the notes              on              of              each year. We may redeem the notes, in whole or in part, at any time after the          anniversary of the date of issuance of the notes for $            , plus accrued and unpaid interest to the redemption date. The notes will be issued in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof. The notes will mature          years from the date of issuance. The notes will be our direct senior unsecured obligations and rank pari passu with all outstanding and future unsubordinated indebtedness we issue.

Every                 shares of our common stock owned as of 5:00 p.m., New York time, on                 , 2013, the record date, entitles the holder to receive one right to purchase one note at a subscription price of $25.00 per note, which we refer to as the basic subscription privilege. Shareholders who own fewer than              shares do not have the right to participate in this rights offering. If you fully exercise your basic subscription privilege and other shareholders do not fully exercise their basic subscription privilege, you will be entitled to exercise an over-subscription privilege to purchase a portion of the unsubscribed notes at the same price of $25.00 per note, subject to proration and subject to reduction by us to eliminate subscriptions for notes not in integral multiples of $25.00. To the extent you exercise your over-subscription privilege for an amount of notes that exceeds the number of the unsubscribed notes available to you, any excess subscription payment received by the subscription agent will be returned promptly without interest. If all of the rights are exercised, the total purchase price of the notes offered in this rights offering would be $         million.

We are not entering into any standby purchase agreement or similar agreement with respect to the purchase of any notes not subscribed for through the exercise by our shareholders of the basic subscription privilege or the over-subscription privilege. In addition, we have not entered into any agreements with any of our existing shareholders pursuant to which they have agreed to exercise any rights granted to them pursuant to this rights offering. Therefore, there is no certainty that any notes will be purchased pursuant to this rights offering and there is no minimum purchase requirement as a condition to accepting subscriptions.

The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on                 , 2013, which we refer to as the expiration date, unless we extend the rights offering period. Our board of directors reserves the right to cancel this rights offering at any time, for any reason. If this rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly.

You should carefully consider whether to exercise your subscription rights before the expiration of this rights offering. All exercises of subscription rights are irrevocable, even if the rights offer is extended. However, if we amend this rights offering to allow for an extension of this rights offering for a period of more than 30 days or make a fundamental change to the terms set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. Our board of directors is making no recommendation regarding your exercise of the subscription rights.

The subscription rights are transferable, although we cannot assure you that a market will develop or be maintained for the subscription rights. We intend to file an application to list the notes on the NASDAQ Global Market under the symbol “        ,” but we cannot assure you that the notes will be listed for trading or that a liquid market for our rights or our notes will develop. The notes are expected to trade “flat,” meaning that the purchasers will not pay and sellers will not receive any accrued and unpaid interest on the notes that are not included in the trading price. Shares of our common stock are traded on the NYSE under the symbol “IFT.” The last reported sales price of our shares of common stock on August 29, 2013 was $6.72 per share.

Exercising the rights and investing in the notes involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 16 of this prospectus and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.

Delivery of the notes in book-entry form only through The Depository Trust Company will be made as soon as practicable following the completion of the rights offering.

For more information, please call AST Phoenix Advisors, the information agent for the rights offering, toll free at 877-478-5038.

	Per Note		Total
Subscription Price		$25.00	$
Estimated Expenses	$		$
Net proceeds to us	$		$

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2013.

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus and any related prospectus supplement. We have not authorized anyone to provide you with additional or different information, and if anyone provides you with additional or different information you should not rely on it. We are not making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or any exercise of the rights. You should not consider any information in this prospectus, or in any related prospectus supplement, to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, financial and related advice regarding an investment in our securities.

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CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus and the documents and reports that we have filed with the U.S. Securities and Exchange Commission, or the SEC, that are incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Forward-looking statements are subject to risks and uncertainties. All statements other than statements of historical fact included in this prospectus are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Unless otherwise required by law, the Company disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this prospectus.

Factors that could cause our actual results to differ materially from those indicated in our forward-looking statements include, but are not limited to, the following:

•	our results of operations;

•	continuing costs associated with the USAO investigation, SEC investigation, derivative actions, the class action lawsuits and similar matters;

•	adverse developments, including financial ones, associated with the USAO and SEC investigations, derivative actions or class action lawsuits, other litigation and judicial actions or similar matters;

•	our ability to continue to comply with the covenants and other obligations, including the conditions precedent for additional fundings, under our revolving credit facility;

•	our ability to receive distributions from policy proceeds from life insurance policies pledged as collateral under our revolving credit facility;

•	our inability to obtain financing on favorable terms or at all for life insurance policies that have not been pledged as collateral under our revolving credit facility;

•	our ability to continue to make premium payments on the life insurance policies that we own;

•	obligations, including payments that may be undertaken by the Company to settle derivative actions or class action lawsuits;

•	loss of business due to negative press from the USAO investigation, SEC investigation, Non-Prosecution Agreement, class action lawsuits or otherwise;

•	failure to obtain court approval of the settlement agreements for the class action and derivative action lawsuits or appeals of the settlements;

•	costs in excess of our directors’ & officers’ insurance coverage;

•	refusal by our directors’ and officers’ insurance carriers to reimburse us for claims submitted;

•	loss of revenue associated with the termination of our premium finance business;

•	increases to the discount rates used to value the life insurance policies that we own;

•	inaccurate estimates regarding the likelihood and magnitude of death benefits related to life insurance policies that we own;

•	changes in mortality rates and inaccurate assumptions about life expectancies;

•	changes in life expectancy calculation methodologies by third party medical underwriters;

•	changes to actuarial life expectancy tables;

•	lack of mortalities of insureds of the life insurance policies that we own;

•	increased carrier challenges to the validity of our owned life insurance policies;

•	delays in the receipt of death benefits from our portfolio of life insurance policies;

•	costs related to obtaining death benefits from our portfolio of life insurance policies;

•	the effect on our financial condition as a result of any lapse of life insurance policies;

•	deterioration of the market for life insurance policies and life settlements;

•	our inability to re-sell the life insurance policies we own at favorable prices, if at all;

•	adverse developments associated with uncooperative co-trustees;

•	loss of the services of any of our executive officers;

•	adverse court decisions interpreting insurable interest and the obligation of a life insurance carrier to pay death benefits or return premiums upon a successful rescission or contest;

•	our inability to continue to grow our businesses;

•	changes in laws and regulations applicable to premium finance transactions, life settlements or structured settlements;

•	adverse developments in capital markets;

•	disruption of our information technology systems;

•	our failure to maintain the security of personally identifiable information pertaining to our customers and counterparties;

•	regulation of life settlement transactions as securities;

•	our limited operating experience;

•	deterioration in the credit worthiness of the life insurance companies that issue the policies included in our portfolio;

•	increases in premiums on life insurance policies that we own;

•	increased competition for the acquisition of structured settlements;

•	changes in current tax law regarding the treatment of structured settlements;

•	our ability to grow our database of structured settlement holders;

•	the effects of United States involvement in hostilities with other countries and large-scale acts of terrorism, or the threat of hostilities or terrorist acts; and

•	changes in general economic conditions, including inflation, changes in interest or tax rates and other factors.

All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. See “Risk Factors” below and in our Annual Report on Form 10-K for the year ended December 31, 2012 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties. We caution you that the important factors referenced above may not contain all of the factors that are important to you.

All statements in this prospectus to “Imperial,” “Company,” “we,” “us,” or “our” refer to Imperial Holdings, Inc. and its consolidated subsidiaries unless the context suggests otherwise.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference herein. This summary is not complete and may not contain all of the information that you should consider before deciding whether or not you should exercise your rights. You should read the entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 16 of this prospectus, and all other information included or incorporated by reference in this prospectus in its entirety before you decide whether to exercise your rights.

Overview

We were founded in December 2006 as a Florida limited liability company and in connection with our initial public offering, in February 2011, Imperial Holdings, Inc. succeeded to the business of Imperial Holdings, LLC and its assets and liabilities.

We operate in two reportable business segments: life finance (formerly referred to as premium finance) and structured settlements. In the life finance business, we primarily earn income from changes in the fair value of life insurance policies that we acquire and receipt of death benefits with respect to matured life insurance policies we own. In the structured settlement business, we purchase structured settlement receivables at a discounted rate and sell these receivables to third parties.

As of June 30, 2013, we owned 627 life insurance policies with a fair market value of $265.8 million with an aggregate death benefit of approximately $3.0 billion.

The following tables set forth certain historical financial information. These selected historical consolidated results are not necessarily indicative of results to be expected in any future period.

	As of	As of
	June 30,	December 31,
	2013	2012	2011	2010
	(In thousands)
Assets:
Cash and cash equivalents	$21,283	$7,001	$16,255	$14,224
Cash and cash equivalents (VIE restricted)	2,280	—	—	—
Loans receivable, net	206	3,044	29,376	90,026
Structured settlement receivables at estimated fair value	1,393	1,680	12,376	1,446
Structured settlement receivables at cost, net	1,584	1,574	1,553	1,090
Investment in life settlements, at estimated fair value	47,645	113,441	90,917	17,138
Investment in life settlements, at estimated fair value (VIE restricted)	218,128	—	—	—
Total assets	$311,309	$160,342	$222,599	$153,417

Liabilities:
Note payable, at estimated fair value (VIE restricted)	$101,775	—	—	—
Total liabilities	$140,218	$33,697	$51,692	$148,216
Total stockholders’ equity	$171,091	$126,645	$170,907	$5,201

	For The Six Months	Years Ended December 31,
	Ended June 30, 2013	2012	2011	2010
	(In thousands)
Total income	$75,466	$19,083	$44,214	$76,896
Net income (loss)	$43,389	$(44,634)	$(39,198)	$(15,697)

More comprehensive information about us and our financial information is available through our website at www.imperial.com and in our recent filings with the SEC. For additional information, see the sections in this prospectus entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.” The information on our website is not incorporated by reference into this prospectus.

Our main offices are located at 701 Park of Commerce Boulevard – Suite 301, Boca Raton, Florida 33487, and our telephone number is (561) 995-4200.

Purpose of this Rights Offering

The purpose of this rights offering is to raise funds to make selective investments in the life settlement asset class, to pay the premiums on certain life insurance policies that we own and for general corporate purposes, including working capital.

In our life finance segment, we generally hold the life insurance policies we own to maturity. When we obtain ownership of a life insurance policy for investment, we are responsible for all future premium payments required to prevent the policy from lapsing. The lapsing of policies, if any, would create losses as the assets would be written down to zero. Our portfolio of life insurance policies requires significant cash outlays in order to pay the premiums necessary to keep policies in force.

We estimate that we will need to pay $3.0 million and $9.0 million, respectively, in premiums to keep our current portfolio of life insurance policies that are not pledged as collateral under our revolving credit facility in force from August 23, 2013 through December 31, 2013 and during the year ended December 31, 2014, respectively. As of August 28, 2013, we had approximately $27.3 million of cash and cash equivalents and marketable securities, which includes $12.0 million of restricted cash.

Our indirect subsidiary, White Eagle Asset Portfolio, LLC (“White Eagle”) is the borrower under an asset-based revolving facility (the “Revolving Credit Facility”) with CLMG Corp., as administrative agent, backed by a portfolio of life insurance policies with an initial aggregate lender commitment of up to $300.0 million, subject to borrowing base availability. The policies pledged as collateral under the Revolving Credit Facility consisted at closing of 459 life insurance policies with an aggregate death benefit of approximately $2.3 billion and an estimated fair value of approximately $218.1 million at June 30, 2013. In addition, our equity interests in White Eagle have been pledged under the Revolving Credit Facility.

Proceeds from the policies pledged as collateral under the Revolving Credit Facility will be distributed pursuant to a waterfall. Absent an event of default, after premium payments and fees to service providers, 100% of the remaining proceeds will be directed to pay outstanding interest and principal on the loan, unless the lenders determine otherwise. Generally, after payment of interest and principal, collections from policy proceeds are to be paid to White Eagle up to $76.1 million, then 50% of the remaining proceeds are to be directed to the lenders with the remainder paid to White Eagle and for any unpaid fees to service providers. With respect to approximately 25% of the face amount of policies pledged as collateral under the Revolving Credit Facility, White Eagle has agreed that if policy proceeds that are otherwise due are not paid by an insurance carrier, the forgoing distributions will be altered such that the lenders will receive any “catch-up” payments in respect of amounts that they would have received in the waterfall prior to distributions being made to White Eagle. During the continuance of events of default or unmatured events of default, the amounts from collections of policy proceeds that might otherwise be paid to White Eagle will instead be held in a designated account controlled by the lenders and may be applied to fund operating and third party expenses, interest and principal, “catch-up” payments or percentage payments that would go to the lenders as described above.

Generally, ongoing advances may be made for paying premiums on the life insurance policies pledged as collateral, to pay debt service (other than a “rate floor” component equal to the greater of LIBOR (or the applicable base rate) and 1.5%), and to pay the fees of service providers. Subsequent advances in respect of newly pledged policies are at the discretion of the lenders and the use of proceeds from those advances are at the discretion of the lenders.

Borrowings from the Revolving Credit Facility cannot be used to pay interest or principal to the holders of the notes.

While we believe that the Revolving Credit Facility assures us of a source of payment for the premiums on a large percentage of our life settlement portfolio, we still need to raise capital to pay premiums on our other life settlements as well as our other expenses.

Recent Developments

The SEC Investigation

We are subject to an investigation by the SEC which we believe is focused on our premium finance business and corresponding financial reporting. We have been cooperating with the SEC regarding this matter. We are unable to predict the outcome of the SEC investigation or estimate the amount of any possible sanction, which could include a fine, penalty, or court order prohibiting specific conduct, any of which could be material. No provision for losses has been recorded for this exposure.

Class Action Litigation Derivative Demands and the Insurance Coverage Declaratory Relief Complaint

On July 29, 2013, the parties to the class actions consolidated and designated as Fuller v. Imperial Holdings, et al., the shareholder derivative action entitled Robert Andrzejczyk v. Imperial Holdings, Inc., et al., and the insurance coverage declaratory relief complaint filed by Catlin Insurance Company (UK) Ltd., executed definitive settlement agreements in respect of the class action litigation, derivative action and insurance coverage declaratory relief complaint. The class action litigation and derivative action settlements are subject to court approval and all of the settlements are contingent on effectiveness of the other settlements. On August 6, 2013, the federal court entered an order preliminarily approving the class action settlements and setting a settlement hearing for December 16, 2013. On August 13, 2013, the state court entered an order preliminarily approving the derivative action settlement and setting a final fairness hearing for December 17, 2013. Final court approval of the class action and derivative action settlements could be delayed by appeals or other proceedings.

The terms of the class action settlement include a cash payment of $12.0 million, which has been funded into escrow pending final court approval of the settlement. Of this amount, $11.0 million is being contributed by our primary and excess D&O carriers. In addition, the settlement requires the Company to issue warrants for 2 million shares of our common stock. In addition, the underwriters in our initial public offering are to waive their rights to indemnity and contribution by us.

The derivative action settlement requires implementation of certain compliance reforms and contemplates payment by our primary D&O carrier of $1.5 million for legal fees in respect of the derivative actions and the contribution of $500,000 of our common stock.

In addition, the settlements contemplate that we will contribute $500,000 to a trust to cover certain claims under its director and officer liability insurance policies.

The settlements also require us to advance legal fees to and indemnify certain individuals covered under the policies. The obligation to advance and indemnify on behalf of these individuals, while currently unquantifiable, may be substantial and could have a material adverse effect on our financial position and results of operations.

Sun Life Litigation

On April 18, 2013, Sun Life Assurance Company of Canada (“Sun Life”) filed a complaint against us and several of our affiliates in the United States District Court for the Southern District of Florida, entitled Sun Life Assurance Company of Canada v. Imperial Holdings, Inc., et al. The complaint seeks to contest the validity of at least twenty-nine (29) policies issued by Sun Life. The complaint also asserts the following claims: (1) violations of the federal Racketeer Influenced and Corrupt Organizations Act, (2) common law fraud, (3) civil conspiracy, (4) tortious interference with contractual obligations, and (5) an equitable accounting. In response to a motion to dismiss filed by us, Sun Life filed an amended complaint on June 13, 2013. We believe that the amended complaint is without merit and filed another motion to dismiss on July 8, 2013. Sun Life responded to the second motion to dismiss on August 1, 2013 and we filed our reply on August 19, 2013. The matter is now fully briefed and before the court. We intend to defend ourselves vigorously. No reserve has been established for this litigation.

On July 29, 2013, we filed a complaint against Sun Life in United States District Court for the Southern District of Florida, entitled Imperial Premium Finance, LLC v. Sun Life Assurance Company of Canada. The complaint asserts claims against Sun Life for breach of contract, breach of the covenant of good faith and fair dealing, and fraud, and seeks a judgment declaring that Sun Life is obligated to comply with the promises made by it in certain insurance policies. The complaint also seeks compensatory damages of no less than $30 million in addition to an award of punitive damages. On August 23, 2013, Sun Life moved to dismiss the complaint. We intend to respond in due course in accordance with applicable rules and procedures.

The Rights Offering

This section summarizes the principal terms of the subscription rights. You should read this section together with the more detailed description of the subscription rights under the heading “The Rights Offering” and the description of the notes under the heading “Description of the     % Senior Unsecured Notes Due” before exercising your subscription rights.

Securities offered	We are distributing, at no charge, to holders of our common stock, transferable subscription rights to purchase an aggregate of up to $ % Senior Unsecured Notes Due .

Basic subscription privilege	The basic subscription privilege of each subscription right will entitle you to purchase one note at a subscription price of $25.00 per note for every shares of common stock owned as of 5:00 p.m., New York time, on , 2013, the record date.

Subscription price	$25.00 per note. To be effective, any payment related to the exercise of a subscription right must clear prior to the expiration of this rights offering.

Over-subscription privilege	If you purchase all of the notes available to you pursuant to your basic subscription privilege, you may also choose to subscribe for notes that are not purchased by our shareholders through the exercise of their basic subscription privileges. You may subscribe for notes pursuant to your over-subscription privilege, subject to proration of available shares.

Terms of % Senior Unsecured Notes Due	See “ % Senior Unsecured Notes Due ” beginning on page 8.

Aggregate proceeds	If all of the rights are exercised, the total purchase price of the notes offered in this rights offering would be $ million.

No standby purchase commitment	We are not entering into any standby purchase commitment or similar agreement with respect to the purchase of any notes not subscribed for through the exercise of the basic subscription privilege or the over-subscription privilege.

Record date	5:00 p.m., New York time, on , 2013.

Expiration date	5:00 p.m., New York time, on , 2013.

Use of proceeds	We intend to use the proceeds from this rights offering to make selective investments in the life settlement asset class, to pay the premiums on certain life insurance policies that we own and for general corporate purposes, including working capital.

Transferability of rights	The subscription rights are transferable, although we cannot assure you that a market will develop or be maintained for the subscription rights.

No board recommendation	Although we expect that some or all of our directors may participate in this rights offering, our board of directors makes no recommendation to you about whether you should exercise any rights. You are urged to make an independent investment decision about whether to exercise your rights based on your own assessment of our business and this rights offering. Please see the section entitled “Risk Factors” beginning on page 16 of this prospectus for a discussion of some of the risks involved in participating in this rights offering.

No revocation	Any exercise of subscription rights is irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your rights. However, if we extend the rights offering for a period of more than 30 days or make a fundamental change to the terms set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced.

Material United States federal income tax considerations	For United States federal income tax purposes, you should not recognize income or loss upon receipt or exercise of the subscription rights. However, you should consult your own tax advisor as to your particular tax consequences resulting from this rights offering.

Extension, cancellation, and amendment	We have the option to extend this rights offering and the period for exercising your subscription rights, although we are not obligated to do so and do not presently intend to do so. If we elect to extend the expiration of this rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York time, on the next business day after the most recently announced expiration date of this rights offering.

Our board of directors reserves the right to amend or modify the terms of this rights offering at any time, for any reason, including, without limitation, in order to increase participation in this rights offering. Such amendments or modifications may include a change in the subscription price although no such change is presently contemplated. If we should make any fundamental changes to the terms set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such shareholder and recirculate an updated prospectus after the post-effective amendment is declared effective with the SEC. In addition, upon such event, we may extend the expiration date of this rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to this rights offering and the new expiration date. The terms of this rights offering cannot be modified or amended after the expiration date of this rights offering.

Our board of directors may also cancel this rights offering at any time for any reason. In the event that this rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly without interest.

Procedure for exercising rights	To exercise your subscription rights, you must take the following steps:

•	If you are a registered holder of our shares of common stock, you may deliver payment and a properly completed subscription form to the subscription agent before 5:00 p.m., New York time, on , 2013. You may deliver the documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

•	If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank or other nominee, or if you would rather an institution conduct the transaction on your behalf, you should instruct your broker, dealer, custodian bank or other nominee or to exercise your subscription rights on your behalf and deliver all documents and payments before 5:00 p.m., New York time, on , 2013.

Subscription agent	American Stock Transfer & Trust Company, LLC

Information agent	AST Phoenix Advisors, a division of American Stock Transfer & Trust Company, LLC

Fees and expenses	We will pay the Company’s fees and expenses relating to this rights offering.

Questions	You should direct any questions or requests for assistance concerning the method of subscribing for the notes or for additional copies of this prospectus to the information agent, AST Phoenix Advisors at (877) 478-5038 or (212) 493-3910. For questions regarding your account and/or lost shares, please contact American Stock Transfer & Trust Company, LLC at (877) 248-6417 or (718) 921-8317.

The     % Senior Unsecured Notes Due

This section summarizes the principal terms of the notes. You should read this section together with the more detailed description of the notes under the heading “Description of the     % Senior Unsecured Notes Due” before exercising your subscription rights and investing in the notes.

Issuer	Imperial Holdings, Inc., a Florida corporation.

Title	% Senior Unsecured Notes Due .

Aggregate Principal Amount Offered	$ .

Denominations	We will issue notes in denominations of $25.00 and integral multiples in $25.00 in excess thereof.

Interest Rate	% per year.

Stated Maturity Date	, , unless redeemed prior to maturity.

Interest Payment Dates	We will pay interest on the notes on of each year. If an interest payment date falls on a day other than a business day, the applicable interest payment date will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

Certain Covenants	If at any time when the notes are outstanding and we are not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended, we will provide to holders of the notes and the trustee, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable United States generally accepted accounting principles.

Optional Redemption	We may redeem the notes, in whole or in part, at any time after the anniversary of the date of issuance of the notes for $ , plus accrued and unpaid interest to the redemption date.

Ranking	The notes are our unsecured obligations and will rank pari passu with all of our future unsecured obligations. In addition, because we are a holding company which conducts substantially all of our operations through our subsidiaries, the right of us, and therefore the right of creditors of ours, including the holders of the notes, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of us as a creditor of the subsidiary may be recognized. The notes are structurally subordinate to our Revolving Credit Facility and borrowings under such facility may not be used to pay interest or principal on the notes.

Sinking Funds	The notes will not be subject to any sinking fund.

Form of Notes	The notes will be represented by global securities that will be deposited with or on behalf of, and registered in the name of, The Depository Trust Company, or DTC, or its nominee. Except in limited circumstances, you will not receive certificates for the notes. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the notes through either DTC, if they are a participant, or indirectly through organizations which are participants in DTC.

Governing Law	New York

Listing	We intend to apply to list the notes on the NASDAQ Global Market under the symbol “ .” If the application is approved, we expect trading in the notes on the NASDAQ Global Market to begin within 30 days of the original issue date.

Trustee, Paying Agent, Registrar and Transfer Agent

You should read the entire prospectus carefully, including the section entitled “Risk Factors”

beginning on page 16 of this prospectus and all other information included or incorporated by reference in this prospectus in its entirety before you decide whether to exercise your rights.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about this rights offering. This prospectus and the documents incorporated by reference provide additional information about us and our business, including potential risks related to this rights offering.

What is the rights offering?

We are distributing, at no charge, to holders of our shares of common stock, transferable subscription rights to purchase an aggregate of up to $             principal amount of notes. We will pay interest on the notes             on                  of each year. We may redeem the notes, in whole or in part, at any time after the             anniversary of the date of issuance of the notes for $             , plus accrued and unpaid interest to the redemption date. The notes will be issued in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof. The notes will mature             years from the date of issuance. See the question titled “What are the material terms of the notes?” below.

For every                      shares of common stock you own as of 5:00 p.m., New York City time, on                     , 2013, the record date, you will receive one subscription right to purchase a note at a subscription price of $25.00 per note. Shareholders who own fewer than                     shares do not have the right to participate in this rights offering.

What is the basic subscription privilege?

The basic subscription privilege of each subscription right gives eligible shareholders the opportunity to purchase one note at a subscription price of $25.00 per note. For example, if you own shares of our common stock as of 5:00 p.m., New York City time, on the record date, you would receive ten subscription rights and would have the right to purchase ten notes for $25.00 per note (or a total payment of $250.00) with your basic subscription privilege. You may exercise the basic subscription privilege with respect to any number of notes subject to your subscription rights, or you may choose not to exercise any subscription rights at all.

If you hold shares evidenced by one or more share certificates, the number of rights you may exercise pursuant to your basic subscription privilege is indicated on the enclosed subscription form. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee who uses the services of the Depository Trust Company (“DTC”) DTC will issue to you one subscription right in the nominee name for every                      shares of common stock you own at the record date. The basic subscription privilege of each subscription right can then be used to purchase notes for $25.00 per note.

Notes not in integral multiples of $25.00 resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest integral multiple of $25.00, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned promptly without interest.

What is the over-subscription privilege?

If you purchase all of the notes available to you pursuant to your basic subscription privilege, you may also choose to purchase any portion of our notes that are not purchased by our other shareholders through the exercise of their respective basic subscription privileges. You should indicate on your subscription form how many additional notes you would like to purchase pursuant to your over-subscription privilege.

If sufficient notes are available, we will seek to honor your over-subscription request in full. If, however, over-subscription requests exceed the number of notes available for sale in this rights offering, we will allocate the available notes pro rata among each shareholder exercising the over-subscription privilege in proportion to the principal amount of notes such shareholder subscribed for and elected to purchase pursuant to the basic subscription privilege up to the principal amount of notes subscribed for pursuant to the over-subscription privilege. The proration process will be repeated until all notes have been allocated or all over-subscription requests have been satisfied.

In order to exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of this rights offering. Because we will not know the total number of unsubscribed notes prior to the expiration of this rights offering, if you wish to maximize the principal amount of notes you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum amount of notes that may be available to you assuming you exercise all of your basic subscription privilege and are allotted the full amount of your over-subscription as elected by you.

Notes not in integral multiples of $25.00 resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest integral multiple of $25.00, with the total subscription payment being adjusted accordingly.

What are the material terms of the notes?

The notes will be unsecured and issued in minimum denominations of $25.00 per note and in integral multiples of $25.00 in excess thereof. The notes are not convertible into shares of our common stock. The notes will bear interest at an annual rate equal to         %. Interest is payable         on of each year. We may redeem the notes, in whole or in part, at any time after the anniversary of the date of issuance of the notes for         , plus accrued and unpaid interest to the redemption date. The notes will mature         years from the date of issuance.

                     serves as indenture trustee with respect to the notes pursuant to the terms of the Indenture, a copy of which is filed as an exhibit to our registration statement. See “Description of     % Senior Unsecured Notes Due             ” included in this prospectus for a complete description of the notes.

Am I required to exercise all of the rights I receive in this rights offering?

No. You may exercise any number of your subscription rights or you may choose to transfer or not exercise any subscription rights.

Are the subscription rights transferable?

The subscription rights are transferable until the expiration date, although we cannot assure you that a market will develop or be maintained for the subscription rights. Although no assurance can be given that a market for the subscription rights will develop, trading in the subscription rights will begin on a when-issued basis and may be conducted until the close of trading on the last trading day prior to the expiration date, such period to be no less than 20 days. The value of the subscription rights, if any, will be reflected by the market price. We will not be responsible if subscription rights cannot be sold and we have not guaranteed any minimum sales price for the subscription rights.

Is the Company entering into any standby purchase agreement with respect to the purchase of notes not subscribed for in this rights offering or any agreement with any shareholder regarding the exercise of rights granted to them in this rights offering?

No. We are not entering into any standby purchase agreement or similar agreement with respect to the purchase of any notes not subscribed for through the exercise by our shareholders of the basic subscription privilege or the over-subscription privilege. In addition, we are not entering into any agreements with any of our existing shareholders pursuant to which they have agreed to exercise any rights granted to them pursuant to this rights offering. Therefore, there is no certainty that any notes will be purchased pursuant to this rights offering and there is no minimum purchase requirement as a condition to accepting subscriptions.

Has our board of directors made a recommendation to our shareholders regarding the exercise of rights under this rights offering?

No. Although we expect that some or all of our directors may participate in this rights offering, our board of directors is making no recommendation regarding your exercise of the subscription rights. Shareholders who exercise their subscription rights risk investment loss on their investment. You are urged to make your decision based on your own assessment of our business and this rights offering. Please see “Risk Factors” beginning on page 16 of this prospectus for a discussion of some of the risks involved in investing in our notes.

Why are we conducting this rights offering?

The purpose of this rights offering is to raise funds to make selective investments in the life settlement asset class, to pay the premiums on certain life insurance policies that we own and for general corporate purposes, including working capital. If all of the rights are exercised, the total purchase price of the notes offered in this rights offering would be $              million.

How soon must I act to exercise my rights?

If you received a subscription form and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed subscription form and payment prior to the expiration of this rights offering, which is                     , 2013, at 5:00 p.m., New York City time. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, your custodian bank, broker, dealer or other nominee may establish a deadline prior to 5:00 p.m. New York City time, on                     , 2013 by which you must provide it with your instructions to exercise your subscription rights and pay for your notes.

Although we will make reasonable attempts to provide this prospectus to holders of subscription rights, this rights offering and all subscription rights will expire at 5:00 p.m., New York City time on                     , 2013 (unless extended), whether or not we have been able to locate each person entitled to subscription rights. Although we have the option of extending the expiration of this rights offering, we do not have the obligation to do so and currently do not intend to do so.

Are we requiring a minimum subscription to complete this rights offering?

No. There is no minimum subscription requirement in this rights offering. However, our board of directors reserves the right to cancel this rights offering for any reason, including if our board of directors believes that there is insufficient participation by our shareholders. If this rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly without interest.

Can the board of directors cancel, terminate, amend or extend this rights offering?

Yes. We have the option to extend this rights offering and the period for exercising your subscription rights, although we are not obligated to do so and do not presently intend to do so. Our board of directors may cancel this rights offering at any time for any reason. If this rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly without interest.

Our board of directors reserves the right to amend or modify the terms of this rights offering at any time, for any reason, including, without limitation, in order to increase participation in this rights offering. Such amendments or modifications may include a change in the subscription price although no such change is presently contemplated. If we should make any fundamental changes to the terms set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, and recirculate an updated prospectus after the post-effective amendment is declared effective with the SEC. Potential purchasers who have subscribed will have the right to cancel such subscriptions and receive a refund of any money advanced by such shareholder. In addition, upon such event, we may extend the expiration date of this rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to this rights offering and the new expiration date. The terms of this rights offering cannot be modified or amended after the expiration date of this rights offering.

When will I receive my subscription form?

Promptly after the date of this prospectus, the subscription agent will send a subscription form to each registered holder of our common stock as of the close of business on the record date, based on our shareholder registry maintained at the transfer agent for our common stock. If you hold your shares of common stock through a broker, dealer, custodian bank or other nominee, you will not receive an actual subscription form. Instead, as described in this prospectus, you must instruct your broker, bank or nominee whether or not to exercise rights on your behalf. If you wish to obtain a separate subscription form, you should promptly contact your broker, bank or other nominee and request a separate subscription form. It is not necessary to have a physical subscription form to elect to exercise your rights.

What happens if I choose not to exercise my subscription rights?

Shareholders who do not exercise their subscription rights will lose any value that may be represented by the rights. If you do not exercise any subscription rights, the number of shares of our common stock will not change.

How do I exercise my subscription rights if I own shares in certificate form?

If you hold shares evidenced by one or more share certificates and you wish to participate in this rights offering, you must take the following steps:

•	deliver payment to the subscription agent; and

•	deliver your properly completed and signed subscription form, and any other subscription documents, to the subscription agent.

Please follow the payment and delivery instructions accompanying the subscription form. Do not deliver documents to us. You are solely responsible for completing delivery to the subscription agent of your subscription documents, subscription form and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent so that they are received by the subscription agent by 5:00 p.m., New York City time, on , 2013. We are not responsible for subscription materials sent directly to our offices.

If you send a payment that is insufficient to purchase the number of notes you requested, or if the number of notes you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the full extent possible based on the amount of the payment received. Any excess subscription payments received by the subscription agent will be returned promptly, without interest, following the expiration of this rights offering.

What form of payment is required to purchase notes in this rights offering?

Payments submitted to the subscription agent in connection with this rights offering must be made in full, in United States currency, in immediately available funds, by certified bank, cashiers check or wire transfer to American Stock Transfer & Trust Company, LLC, as subscription agent, f/b/o Imperial Holdings, Inc., drawn upon a United States bank. You may not remit personal checks of any type.

What should I do if I want to participate in this rights offering, but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

If you hold your shares of common stock in the name of a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the shares you own. You will not receive a subscription form. The record holder must exercise the subscription rights on your behalf for the notes you wish to purchase.

If you wish to purchase notes through this rights offering, please promptly contact your broker, dealer, custodian bank or other nominee as record holder of your shares. We will ask your record holder to notify you of this rights offering, but we are not responsible for the failure of your record holder to contact you. If you are not contacted by your record holder, you should promptly initiate contact with that intermediary to ensure that you will have an opportunity to participate in this rights offering. Your record holder may establish a deadline prior to the 5:00 p.m. New York City time on                 , 2013, which we established as the expiration date of this rights offering.

When will I receive my notes?

If you purchase notes in this rights offering by submitting a subscription form and payment, your notes will be issued as soon as practicable after the completion of this rights offering. The notes will be issued only in book-entry form through the facilities of DTC and will be in denominations of $25.00 and integral multiples of $25.00 in excess thereof. The notes will be represented by a Global Security (the “Global Security”) and will be registered in the name of a nominee of DTC. Until your notes have been issued, you may not be able to sell the notes acquired in this rights offering.

After I send in my payment and subscription form, may I change or cancel my exercise of rights?

No. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. However, if we amend this rights offering to allow for an extension of this rights offering for a period of more than 30 days or make a fundamental change to the terms set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. You should not exercise your subscription rights unless you are certain that you wish to purchase the notes.

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Among other things, you should carefully consider the risks described under the heading “Risk Factors” beginning on page 16 of this prospectus and the additional risks identified in the documents and reports incorporated by reference in this prospectus.

If this rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of this rights offering. If this rights offering is not completed, all subscription payments received by the subscription agent will be returned promptly without interest. If you own shares through a broker, dealer, custodian bank or other nominee, it may take longer for you to receive payment because the subscription agent will return payments through the record holder of your shares. In such an event, you should contact the record holder directly to determine when the funds will be returned to you and to ensure that your account has been properly credited.

Will the rights and notes be listed on a stock exchange or national market?

The subscription rights are transferable. We do not plan to list the subscription rights on any stock exchange and we have no way of knowing whether a market will develop or be maintained for the subscription rights. We intend to file an application to list the notes on the NASDAQ Global Market under the symbol “        ” but we cannot assure you that the notes will be listed for trading or that a liquid market for our rights or our notes will develop. The notes are expected to trade “flat,” meaning that the purchasers will not pay and sellers will not receive any accrued and unpaid interest on the notes that is not included in the trading price. Shares of our common stock are traded on the NYSE under the symbol “IFT.”

How do I exercise my rights if I live outside the United States?

We will not mail this prospectus or the subscription forms to shareholders whose addresses are outside the United States or who have a military or diplomatic post office or foreign post office address. The subscription agent will hold subscription forms for their account. To exercise subscription rights, our shareholders with addresses outside the United States must notify the subscription agent and timely follow other procedures as described herein.

What fees or charges apply if I purchase the notes?

We are not charging any fee or sales commission to issue subscription rights to you or to issue notes to you if you exercise your subscription rights. If you exercise your subscription rights through your broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your intermediary may charge you.

What are the material United States federal income tax consequences of exercising my subscription rights?

For United States federal income tax purposes, you should not recognize income or loss upon receipt or exercise of the subscription rights. However, you should consult your tax advisor as to your particular tax consequences resulting from this rights offering.

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents to the record holder following their instructions. If you received a subscription form with this prospectus and wish to purchase notes during this rights offering, you should send your properly completed and signed subscription form, any other subscription documents and payment by hand delivery, first class mail or courier service to the subscription agent, American Stock Transfer & Trust Company, LLC, at the following address:

By Mail:	By Hand, Express Mail, Courier or Other Expedited Service:

American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P. O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

You are solely responsible for completing delivery to the subscription agent of your subscription materials. The subscription materials are to be received by the subscription agent on or prior to 5:00 p.m., New York City time, on                     , 2013. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Whom should I contact if I have other questions?

If you have other questions or need assistance, please contact the information agent, AST Phoenix Advisors, at (877) 478-5038 or (212) 493-3910. For questions regarding your account and/or lost shares, please contact American Stock Transfer & Trust Company, LLC at (877) 248-6417 or (718) 921-8317.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the specific risks described below as well as the risks described in our annual report on Form 10-K for the year ended December 31, 2012 and our subsequently filed quarterly reports on Form 10-Q before making an investment decision. Any of the risks we describe below or in the information incorporated herein by reference could cause our business, financial condition, or operating results to suffer. You could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition, or operating results. Some of the statements in this section of the prospectus are forward-looking statements. For more information about forward-looking statements, please see the section of this prospectus entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to this Rights Offering

If we terminate this offering for any reason, we will have no obligation other than to return subscription monies as soon as practicable.

We may decide, in our sole discretion and for any reason, to cancel or terminate the rights offering at any time prior to the expiration date. If this offering is cancelled or terminated, we will have no obligation with respect to subscription rights that have been exercised except to return as soon as practicable, without interest, the subscription payments deposited with us. If we terminate this offering and you have not exercised any subscription rights, such subscription rights will expire worthless. In addition, if you purchased subscription rights on the open market, such subscription rights may expire worthless.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights may be rejected.

Shareholders who desire to purchase notes in this rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent before , 2013, the expiration date of this rights offering, unless extended by us. If you are a beneficial owner of shares, but not a record holder, you must act promptly to ensure that your broker, bank, custodian or other nominee acts for you and that all required forms and payments are actually received by the subscription agent before the expiration date of this rights offering. We will not be responsible if your broker, bank, custodian, or other nominee fails to ensure that all required forms and payments are actually received by the subscription agent before the expiration date of this rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in this rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

We may use the proceeds of this rights offering in ways with which you may disagree.

We intend to use the proceeds from this rights offering to make selective investments in the life settlement asset class, to pay the premiums on certain life insurance policies that we own and for general corporate purposes, including working capital. Accordingly, we will have significant discretion in the use of the proceeds of this offering, and it is possible that we may allocate the proceeds differently than investors in this offering desire, or that we will fail to maximize our return on these proceeds. You will be relying on the judgment of our management with regard to the use of the proceeds from the rights offer, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.

We are not entering into any agreements that would obligate our existing shareholders to exercise the rights granted to them in this rights offering or obligate any other party to purchase notes not subscribed for in this rights offering, so there is no guarantee that any notes will be purchased in this rights offering.

We are not entering into any standby purchase agreement or similar agreement with respect to the purchase of any notes not subscribed for through the exercise by our shareholders of the basic subscription privilege or the over-subscription privilege. In addition, we are not entering into any agreements with any of our existing shareholders pursuant to which they have agreed to exercise any rights granted to them pursuant to this rights offering. Therefore, there is no certainty that any notes will be purchased pursuant to this rights offering and there is no minimum purchase requirement as a condition to accepting subscriptions. As a result, if you exercise your basic subscription privilege or the over-subscription privilege, you may be investing in a company that continues to need additional capital.

You may not receive all of the notes for which you subscribe pursuant to the over-subscription privilege.

Shareholders who fully exercise their basic subscription rights will be entitled to subscribe for an additional notes that are not purchased by our other holders through the exercise of their basic subscription rights. Over-subscription rights will be allocated pro-rata among shareholders who over-subscribed, based on the principal amount of notes subscribed for and elected to purchase pursuant to the basic subscription privilege. You may not receive any or all of the amount of notes for which you over-subscribed. If the prorated amount of notes allocated to you in connection with your over-subscription right is less than your over-subscription request, then the excess funds held by us on your behalf will be returned to you, without interest, as soon as practicable after the rights offering has expired and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected, and we will have no further obligations to you.

If you make payment of the subscription price by uncertified check, your check may not clear in sufficient time to enable you to purchase notes in this rights offering.

Any uncertified check used to pay for notes to be issued in this rights offering must clear prior to the expiration date of this rights offering, and the clearing process may require five or more business days. If you choose to exercise your subscription rights, in whole or in part, and to pay for the notes by uncertified check and your check has not cleared prior to the expiration date of this rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the notes you wish to purchase.

The receipt of rights may be treated as a taxable dividend to you.

The distribution of the rights in this offering should be a non-taxable stock dividend under Section 305(a) of the Internal Revenue Code of 1986, as amended, or the Code. This position is not binding on the IRS, or the courts, however. If this offering is part of a “disproportionate distribution” under Section 305 of the Code, your receipt of rights in this offering may be treated as the receipt of a distribution equal to the fair market value of the rights. Any such distribution would be treated as dividend income to the extent of our current and accumulated earnings and profits, with any excess being treated as a return of capital to the extent thereof and then as capital gain.

Risks Related to the     % Senior Unsecured Notes Due

No market currently exists for the notes and an active trading market may not develop.

The notes are a new issue of securities with no established trading market. We intend to apply for listing of the notes on the NASDAQ Global Market, but there can be no assurance that the notes will be approved for listing. Even if the listing of the notes on NASDAQ Global Market is approved, we cannot assure you that a market will develop or that you will be able to sell your notes easily.

The liquidity of any market for the notes will depend upon various factors, including:

•	the number of holders of the notes;

•	the interest of securities dealers in making a market for the notes;

•	the overall market for debt securities;

•	our financial performance and prospects; and

•	the prospects for companies in our industry generally.

Accordingly, we cannot assure you that an active trading market will develop for the notes. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates and other factors, including those listed above.

We may not have sufficient funds to pay our debt and other obligations.

Our cash, cash equivalents, short-term investments and operating cash flows may be inadequate to meet our obligations under the notes or our other obligations. In addition, we are not able to borrow money under our Revolving Credit Facility to pay interest or principal on the notes. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on the notes, we will be in default under the notes, which could cause defaults under any other of our indebtedness then outstanding. Any such default would have a material adverse effect on our business, prospects, financial condition and operating results. There may be other events that could hurt our financial condition that would not entitle you to have your notes repurchased by us.

The notes will be effectively subordinated to the payments required under the Revolving Credit Facility as well as any secured debt incurred in the future and the cash generated from the policies securing the Revolving Credit Facility may not be used to pay the notes.

The lenders under our Revolving Credit Facility may foreclose on the life insurance policies securing the facility in the event of any default under the facility and any cash generated from such policies will generally not be available to us to repay the notes. Accordingly, we may not be able to repay the notes even if we experience a high number of mortalities from the insureds under the life insurance policies securing the revolving credit facility. In the event of our bankruptcy, liquidation or similar proceeding, the lenders under the Revolving Credit Facility will be entitled to proceed against life insurance policies securing the facility and any other secured lenders will be entitled to proceed against the assets securing such debt, and such collateral will not be available for payment of unsecured debt, including the notes. As a result, the notes will be effectively subordinated to our Revolving Credit Facility and any future secured debt. In addition, because we are a holding company which conducts substantially all of our operations through our subsidiaries, the right of us, and therefore the right of creditors of ours, including the holders of the notes, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of us as a creditor of the subsidiary may be recognized.

The indenture under which the notes will be issued will contain limited protection for holders of the notes.

The indenture under which the notes will be issued offers limited protection to holders of the notes. The terms of the indenture and the notes do not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have a material adverse impact on your investment in the notes. In particular, the terms of the indenture do not place any restrictions on our or our subsidiaries’ ability to:

•

issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the notes, (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior in right of payment to the notes to the extent of the values of the assets securing such debt, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and which therefore is structurally senior to the notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the notes with respect to the assets of our subsidiaries;

•	pay dividends on, or purchase or redeem or make any payments in respect of, capital stock or other securities ranking junior in right of payment to the notes, including subordinated indebtedness;

•	sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

•	enter into transactions with affiliates;

•	create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;

•	make investments; or

•	create restrictions on the payment of dividends or other amounts to us from our subsidiaries.

In addition, the indenture will not require us to offer to purchase the notes in connection with a change of control or any other event.

Furthermore, the terms of the indenture and the notes do not protect holders of the notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, if any, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow or liquidity.

Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes or negatively affecting the trading value of the notes.

Other debt that we may issue or incur in the future could contain more protections for its holders than the indenture and the notes, including additional covenants and events of default. The issuance or incurrence of any such debt with incremental protections could affect the market for and trading levels and prices of the notes.

We may be unable to deduct interest payments on debt that is attributed to policies that we own, which would reduce any future income and cash flows available for the payment of interest.

Generally, under the Internal Revenue Code of 1986, as amended, interest paid or accrued on debt obligations is deductible in computing a taxpayer’s federal income tax liability. However, when the proceeds of indebtedness are used to pay premiums on life insurance policies that are owned by the entity incurring the debt or otherwise used to support the purchase or ownership of life insurance policies, the interest in respect of such proceeds is not deductible. Accordingly, so long as we use a portion of debt financing to pay the premiums on policies owned by us or to support the continued ownership of life insurance policies by us, the interest paid or accrued on that portion of the debt will not be deductible by us for federal income tax purposes. Although we have net operating losses, or NOLs, that we may be able to use to reduce a portion of our future taxable income, the inability to deduct interest accrued on debt could have a material adverse effect on our future earnings and cash flows available for the payment of interest. We are exploring alternatives that would permit us to own our policies in a more tax-advantaged manner.

The notes do not require us to achieve or maintain minimum financial results, the lack of which could negatively impact holders of the notes.

The notes do not require us to achieve or maintain any minimum financial results relating to our financial condition or results of operations. Our ability to recapitalize and take a number of other actions that are not limited by the terms of the indenture and the notes could have the effect of diminishing our ability to make payments on the notes when due.

The notes are not rated and the issuance of a credit rating could adversely affect the market price of the notes.

At their issuance, the notes will not be rated by any credit rating agency. Following their issuance, the notes may be rated by one or more of the credit rating agencies. If the notes are rated, the rating could be lower than expected, and such a rating could have an adverse effect on the market price of the notes. Furthermore, credit rating agencies revise their ratings from time to time and could lower or withdraw any rating issued with respect to the notes. Any real or anticipated downgrade or withdrawal of any ratings of the notes could have an adverse effect on the market price or liquidity of the notes.

Ratings reflect only the views of the issuing credit rating agency or agencies and are not a recommendations to purchase, sell or hold any particular security, including the notes. In addition, ratings do not reflect market prices or suitability of a security for a particular investor, and any future rating of the notes may not reflect all risks related to the Company and its business or the structure or market value of the notes.

Changes in the credit markets could adversely affect the market price of the notes.

Following the offering, the market price for the notes will be based on a number of factors, including:

•	the prevailing interest rates being paid by other companies similar to us; and

•	the overall condition of the financial markets.

The condition of the credit markets and prevailing interest rates have fluctuated in the past and can be expected to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price and liquidity of the notes.

An increase in market interest rates could result in a decrease in the relative value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value. Consequently, if you purchase these notes and market interest rates increase, the market values of your notes may decline. We cannot predict the future level of market interest rates.

We could enter into various transactions that could increase the amount of our outstanding debt, or adversely affect our capital structure or potential credit rating, or otherwise adversely affect holders of the notes.

Subject to certain exceptions, the terms of the notes do not prevent us from entering into a variety of acquisition, divestiture, refinancing, recapitalization or other highly leveraged transactions. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or potential credit rating or otherwise adversely affect the holders of the notes.

USE OF PROCEEDS

If all of the rights are exercised, the total purchase price of the notes offered in this rights offering, and the gross proceeds to the Company from this rights offering, would be $             million. However, the actual amount of proceeds raised pursuant to this rights offering will depend on the participation in this rights offering. We intend to use the proceeds from this rights offering to make selective investments in the life settlement asset class, to pay the premiums on certain life insurance policies that we own and for general corporate purposes, including working capital. Pending the application of the net proceeds, we expect to invest the proceeds in investment-grade, interest-bearing instruments or other securities.

CAPITALIZATION

The following table describes our capitalization as of June 30, 2013, on an actual basis and on an “as adjusted” basis to give effect to the sale of all $             notes offered in this rights offering at the subscription price of $25.00 per note after deducting estimated offering expenses.

	As of June 30, 2013 (Dollars in thousands)
	Actual	As Adjusted
Debt Outstanding:
Note payable, at estimated fair value	$101,775
% Senior Unsecured Notes Due	—

Total debt outstanding	$101,775

Stockholders’ equity:
Common stock (80,000,000 authorized; 21,237,166 issued and outstanding as of June 30, 2013 and December 31, 2012)	212
Additional paid in capital	239,118
Accumulated deficit	(68,239)

Total stockholders’ equity	171,091

Total capitalization	$272,866

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our consolidated ratio of earnings to fixed charges for the periods indicated:

	For the six months ended June 30,	For the year ended December 31,
	2013	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges(1)(2)(3)	5.6	—	—	—	—	—

(1)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. The term “fixed charges” means the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness and (c) an estimate of the interest within rental expense. The term “earnings” is the amount resulting from adding the following: (a) pre-tax income from continuing operations before adjustment for income or loss from equity investees; (b) fixed charges; (c) amortization of capitalized interest; (d) distributed income of equity investees; and (e) share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges; then subtracting from the total added items, the following: (a) interest capitalized and (b) the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges.
(2)	In 2012, 2011, 2010, 2009 and 2008, we incurred losses from operations, and as a result, our earnings were insufficient to cover our fixed charges by $44.7 million, $39.2 million, $14.4 million, $8.6 million and $5.6 million, respectively.
(3)	Earnings include net realized and unrealized gains or losses. Net realized and unrealized gains or losses can vary substantially from period to period. Please refer to our annual report on Form 10-K for the year ended December 31, 2012 and our subsequently filed quarterly reports on Form 10-Q for additional information.

THE RIGHTS OFFERING

The Subscription Rights

We are distributing, at no charge, to the holders of our shares of common stock as of the record date, transferable subscription rights to purchase an aggregate of up to $                 % Senior Unsecured Notes Due                 , which we which we refer to as the notes. We will pay interest on the notes         on         of each year. We may redeem the notes, in whole or in part, at any time after the anniversary of the date of issuance of the notes for         , plus accrued and unpaid interest to the redemption date. The notes will be issued in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof. The notes will mature             years from the date of issuance.

You will receive one subscription right for every             shares of common stock you own as of 5:00 p.m., New York City time, on             , 2013, the record date. Shareholders who own fewer than             shares do not have the right to participate in this rights offering.

Each subscription right gives eligible shareholders the opportunity purchase one note in the principal amount of $25.00 at a subscription price of $25.00 per note. You may exercise the subscription privilege with respect to any number of subscription rights, or you may choose to transfer your rights and not exercise any subscription rights at all.

The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on                 , 2013, which we refer to as the expiration date, unless we extend the rights offering period. Our board of directors reserves the right to cancel this rights offering at any time, for any reason. If this rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly.

Basic Subscription Privilege

Pursuant to your basic subscription privilege, each subscription right entitles you to purchase one note, upon delivery of the required documents and payment of the subscription price of $25.00 per note, prior to the expiration of this rights offering. You may exercise all or a portion of your basic subscription privilege; however, if you exercise less than your full basic subscription privilege, you will not be entitled to purchase note with your over-subscription privilege.

Notes not in integral multiples of $25.00 resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest integral multiple of $25.00, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned promptly without interest.

Over-Subscription Privilege

If you purchase all of the notes available to you pursuant to your basic subscription privilege, you may also choose to purchase a portion of the notes that are not purchased by other shareholders through the exercise of their respective basic subscription privileges. If sufficient notes are available, we will seek to honor the over-subscription requests in full. If, however, over-subscription requests exceed the amount of notes available, we will allocate the available notes pro rata among each shareholder exercising the over-subscription privilege in proportion to the principal amount of notes such shareholder subscribed for and elected to purchase pursuant to the basic subscription privilege up to the amount of notes subscribed for pursuant to the over-subscription privilege. The proration process will be repeated until all notes have been allocated or all over-subscription requests have been satisfied.

In order to exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offer. Because we will not know the total number of unsubscribed notes prior to the expiration of the rights offer, if you wish to maximize the amount of notes you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum amount of notes that may be available to you (i.e., for the maximum amount of notes available to you, assuming you exercise all of your basic subscription privilege and are allotted the full amount of your over-subscription as elected by you).

We can provide no assurance that you will actually be entitled to purchase the amount of notes issuable upon the exercise of your over-subscription privilege in full at the expiration of this rights offering. We will not be able to satisfy your exercise of the over-subscription privilege if all of our shareholders exercise their basic subscription privileges in full, and we will only honor an over-subscription privilege to the extent a sufficient amount of notes are available following the exercise of subscription rights under the basic subscription privileges.

•	To the extent the aggregate subscription price of the maximum amount of notes available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the amount of unsubscribed notes available to you, and any excess subscription payments received by the subscription agent will be returned promptly without interest.

•	To the extent the amount you actually paid in connection with the exercise of the over-subscription privilege is less than the aggregate subscription price of the maximum amount of unsubscribed notes available to you pursuant to the over-subscription privilege, you will be allocated the number of unsubscribed notes for which you actually paid in connection with the over-subscription privilege.

•	Notes not in integral multiples of $25.00 resulting from the exercise of the subscription privilege will be eliminated by rounding down to the nearest integral multiple of $25.00, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned promptly without interest.

We will decide all questions concerning the timeliness, validity, form and eligibility of all elections to purchase notes. Our decisions will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may decide. Your election will not be deemed to have been received or accepted until all irregularities have been waived by us or cured by you in such time as we decide.

How to Exercise or Transfer Your Subscription Rights

Upon receiving this prospectus, you can do the following:

•	EXERCISE your subscription rights and buy the notes to which you are entitled;

•	TRANSFER your subscription rights to someone else, so that person can buy the notes to which you would otherwise be entitled; or

•	do nothing with the subscription rights, and let them LAPSE.

To exercise some or all of your subscription rights, you must complete and submit, and the subscription agent must receive, the attached subscription certificate before the expiration date. At the same time, you must provide payment for the principal amount of the notes. You should read the instructions for more information about how to exercise your subscription rights. Once the subscription materials have been submitted, you cannot revoke your decision to exercise your subscription rights.

The subscription rights are transferable until the expiration date, although we cannot assure you that a market will develop or be maintained for the subscription rights. Although no assurance can be given that a market for the subscription rights will develop, trading in the subscription rights will begin on the date of issuance and may be conducted until the close of trading on the last trading day prior to the expiration date. The value of the subscription rights, if any, will be reflected by the market price. We will not be responsible if subscription rights cannot be sold and it has not guaranteed any minimum sales price for the subscription rights.

Your subscription rights will LAPSE if you do not exercise or transfer your subscription rights before 5:00 p.m., Eastern Time, on                     , 2013. Your subscription rights have no use or value after they lapse.

Material Terms of the Notes

Our $             principal amount unsecured notes will be issued in minimum denominations of $25.00 per note and in integral multiples of $25.00 in excess thereof. The notes are not convertible into shares of our common stock. The notes will bear interest at an annual rate equal to     %. We will pay interest on the notes             on             of each year. We may redeem the notes, in whole or in part, at any time after the                 anniversary of the date of issuance of the notes for         , plus accrued and unpaid interest to the redemption date. The notes will mature             years from the date of issuance.

                    serves as indenture trustee with respect to the notes pursuant to the terms of the Indenture, a copy of which is filed as an exhibit to our registration statement. See “Description of Notes” included in this prospectus for a complete description of the notes.

No Standby Purchase Commitment

We are not entering into any standby purchase agreement or similar agreement with respect to the purchase of any notes not subscribed for through the exercise by our shareholders of the basic subscription privilege or the over-subscription privilege.

No Agreement with Shareholders

We are not entering into any agreements with any of our existing shareholders pursuant to which they have agreed to exercise any rights granted to them pursuant to this rights offering. Therefore, there is no certainty that any notes will be purchased pursuant to this rights offering and there is no minimum purchase requirement as a condition to accepting subscriptions.

Delivery of Notes Acquired in this Rights Offering

If you purchase notes in this rights offering by submitting a subscription form and payment, your notes will be issued as soon as practicable after the completion of this rights offering. The notes will be issued only in book-entry form through the facilities of DTC and will be in denominations of $25.00 and integral multiples of $25.00 in excess thereof. The notes will be represented by a Global Security (the “Global Security”) and will be registered in the name of a nominee of DTC. Until your notes have been issued, you may not be able to sell the notes acquired in this rights offering.

Effect of Rights Offering on Existing Shareholders

The rights offering will not have any impact on the ownership interests and voting interests of our existing shareholders, although shareholders will be subordinate to the rights of the noteholders in the event of any liquidation, dissolution or winding up of the Company.

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. However, if we amend this rights offering to allow for an extension of this rights offering for a period of more than 30 days or make a fundamental change to the terms set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. You may exercise your subscription rights as follows:

Subscription by Registered Holders

If you hold certificates of shares of our common stock, the number of rights you may exercise will be indicated on the subscription form delivered to you. You may exercise your subscription rights by properly completing and executing the subscription form and forwarding it, together with your full subscription payment, to the subscription agent at the address set forth below under “Subscription Agent.”

Subscription by Beneficial Owners

If you are a beneficial owner of our shares of common stock that are registered in the name of a broker, dealer, custodian bank or other nominee, you will not receive a subscription form. Instead, one subscription right will be issued to the nominee record holder for every             shares of our common stock that you own at the record date. We will ask your record holder to notify you of this rights offering, but we are not responsible for the failure of your record holder to contact you. If you are not contacted by your broker, dealer, custodian bank or other nominee, you should promptly contact your broker, dealer, custodian bank or other nominee in order to subscribe for notes in this rights offering.

If you hold your shares of our common stock in the name of a broker, dealer, custodian bank or other nominee, your nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before the 5:00 p.m., New York time,             , 2013 expiration date we have established for this rights offering.

Payment Method for Registered Holders

As described in the instructions accompanying the subscription form, payments must be made in full in United States currency, in immediately available funds, by certified bank, cashiers check or wire transfer payable to American Stock Transfer & Trust Company, LLC, as subscription agent, f/b/o Imperial Holdings, Inc., drawn upon a U.S. bank. Personal checks are not accepted. Payment received after the expiration of this rights offering may not be honored, and the subscription agent will return your payment to you promptly without interest.

You should read and follow the delivery and payment instructions accompanying the subscription form. Do not send subscription forms or payments directly to Imperial Holdings, Inc. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed subscription form and other subscription documents and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the subscription agent or us.

The method of delivery of subscription forms and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send subscription materials and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to the expiration of this rights offering.

Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised, or the subscription agent does not receive the full subscription payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription payment you delivered to the subscription agent. If the subscription agent does not apply your full subscription payment to your purchase of our notes, any excess subscription payment received by the subscription agent will be returned promptly without interest.

Expiration Date and Amendments

The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., New York time, on                 , 2013, which is the expiration date of this rights offering. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue notes to you if the subscription agent receives your subscription form and subscription payment after that time, regardless of when the subscription form and subscription payment were sent by you. We have the option to extend this rights offering and the period for exercising your subscription rights, although we do not have any obligation to do so and do not presently intend to do so. We may extend the expiration of this rights offering by giving oral or written notice to the subscription agent prior to the expiration of this rights offering. If we elect to extend the expiration of this rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York time, on the next business day after the most recently announced expiration date of this rights offering.

Our board of directors reserves the right to amend or modify the terms of this rights offering at any time, for any reason, including, without limitation, in order to increase participation in this rights offering. Such amendments or modifications may include a change in the subscription price although no such change is presently contemplated. If we should make any fundamental changes to the terms set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such shareholder and recirculate an updated prospectus after the post-effective amendment is declared effective with the SEC. In addition, upon such event, we may extend the expiration date of this rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to this rights offering and the new expiration date. The terms of this rights offering cannot be modified or amended after the expiration date of this rights offering.

Conditions, Withdrawal and Termination

We reserve the right to withdraw this rights offering prior to the expiration of the rights offer for any reason. If we terminate this rights offering, in whole or in part, all affected subscription rights will expire without value, and all excess subscription payments received by the subscription agent will be returned promptly without interest. If we cancel this rights offering, we will issue a press release notifying shareholders of the cancellation, and all subscription payments received by the subscription agent will be returned promptly without interest.

Subscription Agent

The subscription agent for this rights offering is American Stock Transfer & Trust Company, LLC. The address to which subscription documents, subscription forms, subscription documents, and subscription payments should be mailed or delivered is:

By Mail:	By Hand, Express Mail, Courier or Other Expedited Service:

American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P. O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

You are solely responsible for completing delivery to the subscription agent of your subscription materials. The subscription materials are to be received by the subscription agent on or prior to 5:00 p.m., New York City time, on                     , 2013. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Information Agent

You should direct any questions or requests for assistance concerning the method of subscribing for the notes or for additional copies of this prospectus to the information agent, AST Phoenix Advisors, at (877) 478-5038 or (212) 493-3910. For questions regarding your account and/or lost shares, please contact American Stock Transfer & Trust Company, LLC at (877) 248-6417 or (718) 921-8317.

Fees and Expenses

We will pay all fees charged by the subscription agent and information agent. You are responsible for paying any commissions, fees, taxes or other expenses incurred in connection with your exercise or transfer of the subscription rights.

Beneficial Owners

If you do not hold certificates for shares of our common stock you are a beneficial owner of shares of our common stock. Instead of receiving a subscription form, you will receive your subscription rights through a broker, dealer, custodian bank or other nominee. We will ask your broker, dealer, custodian bank or other nominee to notify you of this rights offering.

You should contact your broker, dealer, custodian bank or other nominee if you do not receive information regarding this rights offering, but believe you are entitled to subscription rights. We are not responsible if you do not receive notice by your broker, dealer, custodian bank or other nominee or if you do not receive notice in time to respond to your intermediary by the deadline established by the nominee, which may be prior to 5:00 p.m. New York time, on                     , 2013.

If you wish to exercise your subscription rights, you will need to have your broker, dealer, custodian bank or other nominee act for you. If you hold certificates for shares of our common stock and received a subscription form, but would prefer to have your broker, dealer, custodian bank or other nominee act for you, you should contact your intermediary and request it to effect the transaction for you.

Notice to Record Holders

If you are a broker, dealer, custodian bank or other nominee that holds shares of our common stock as record holder for the account of others on the record date, you should notify the beneficial owners of this rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should submit information and payment for shares. We expect that the exercise of subscription rights on behalf of beneficial owners may be made through the facilities of DTC. You may exercise individual or aggregate beneficial owner subscription rights by instructing DTC to transfer subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights exercised and the notes subscribed for and your full subscription payment.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in this rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the subscription agent shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate this rights offering, only when a properly completed and duly executed subscription form, any other required documents, and the full subscription payment have been received by the subscription agent. Our interpretations of the terms and conditions of this rights offering will be final and binding.

Escrow Arrangements; Return of Funds

The subscription agent will hold funds received in payment for shares of the notes in a segregated account pending completion of this rights offering. The subscription agent will hold this money in escrow until this rights offering is completed or is withdrawn and canceled. If this rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned promptly without interest.

Foreign Shareholders

We will not mail this prospectus or subscription forms to shareholders with addresses that are outside the United States or that have a military or diplomatic post office or foreign post office address. The subscription agent will hold these subscription forms for their account. To exercise subscription rights, our shareholders with addresses outside the United States must notify the subscription agent prior to 12:00 p.m., New York time, at least three business days prior to the expiration of this rights offering and demonstrate to the satisfaction of the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such shareholder.

No Revocation or Change

Once you submit the form of subscription form to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. However, if we amend this rights offering to allow for an extension of this rights offering for a period of more than 30 days or make a fundamental change to the terms set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. You should not exercise your subscription rights unless you are certain that you wish to purchase the notes.

Material United States Federal Income Tax Consequences

For United States federal income tax purposes, you should not recognize income or loss upon receipt or exercise of subscription rights. However, you should consult your tax advisor as to your particular tax consequences resulting from this rights offering. For a more detailed discussion, see “Material United States Federal Income Tax Consequences.”

No Recommendations to Rights Holders

Although we expect that some or all of our directors may participate in this rights offering, our board of directors is making no recommendation regarding your exercising of subscription rights. You are urged to make your decision based on your own assessment of our business and the risks involved.

Listing

The subscription rights are transferable, although we cannot assure you that a market will develop or be maintained for the subscription rights. We intend to file an application to list the notes on NASDAQ Global Market under the symbol “             ,” but we cannot assure you that the notes will be listed for trading or that a liquid market for our rights or our notes will develop. The notes are expected to trade “flat,” meaning that the purchasers will not pay and sellers will not receive any accrued and unpaid interest on the notes that is not included in the trading price. Shares of our common stock are traded on the NYSE under the symbol “IFT.”

DESCRIPTION OF    % SENIOR UNSECURED NOTES DUE

We are offering     % Senior Unsecured Notes Due                 , which have been defined herein as the notes. The notes may be purchased upon exercise of transferable subscription rights distributed to holders of our common stock.

The notes will be issued under an indenture to be dated as of the closing date, entered into between us and                 , which we refer to herein as the Indenture. The terms of the notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

Because this section is a summary, it does not describe every aspect of the notes and the Indenture. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the notes. For example, in this section, we use capitalized words to signify terms that are specifically defined in the Indenture. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the Indenture.

General

The notes:

•	will be issued in an initial principal amount of $ (assuming full exercise of all of the rights);

•	will mature on , , unless redeemed prior to maturity;

•	will be issued in denominations of $25.00 and integral multiples of $25.00 in excess thereof;

•	will be redeemable in whole or in part at any time or from time to time on and after , at a redemption price of per note plus accrued and unpaid interest payments otherwise payable for the interest period accrued to the date fixed for redemption as described under “—Redemption and Repayment” below;

•	if listing is approved, the notes are expected to be listed on the NASDAQ Global Market within 30 days of the original issue date.

The notes will be our direct unsecured obligations and will rank:

•	pari passu with future senior unsecured indebtedness;

•	senior to any of our future indebtedness that expressly provides it is subordinated to the notes;

•	effectively subordinated to all of our existing and future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness; and

•	structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries, financing vehicles or similar facilities.

Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make any funds available for payment on the notes, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory, contractual or other restrictions, may depend on the earnings or financial condition of all of the foregoing and are subject to various business considerations. As a result, we may be unable to gain significant, if any, access to the cash flow or assets of our subsidiaries.

The Indenture does not limit the amount of debt (secured and unsecured) that we and our subsidiaries may incur or our ability to pay dividends, sell assets, enter into transactions with affiliates or make investments. In addition, the Indenture does not contain any provisions that would necessarily protect holders of notes if we become involved in a highly leveraged transaction, reorganization, merger or other similar transaction that adversely affects us or them.

The notes will be issued in fully registered form only, without coupons, in minimum denominations of $25.00 and integral multiples thereof. The notes will be represented by one or more global notes deposited with or on behalf of The Depository Trust Company (“DTC”), or a nominee thereof. Except as otherwise provided in the Indenture, the notes will be registered in the name of that depositary or its nominee, and note holders will not receive certificates for the notes. We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants.

Interest Provisions Related to the Notes

Interest on the notes will accrue at the rate of         % per annum and will be payable                  on each                 ,                 ,                 commencing on                 , 2013. The initial interest period will be the period from and including the original issue date to, but excluding, the initial interest payment date, and the subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be. We will pay interest to those persons who were holders of record of such notes on the 1st day of the month during which each interest payment date occurs: each             , commencing             1, 2013.

Interest on the notes will accrue from the date of original issuance and will be computed on the basis of a 360-day year comprised of twelve 30-day months. We will not provide a sinking fund for the notes.

Interest payments will be made only on a business day, defined in the Indenture as each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are authorized or required by law or executive order to close. If any interest payment is due on a non-business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the Indenture as if they were made on the original due date. Such payment will not result in a default under the notes or the Indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their notes.

Redemption and Repayment

The notes may be redeemed in whole or in part at any time or from time to time at our option on or after                 ,                 , upon not less than 30 days nor more than 60 days written notice by mail prior to the date fixed for redemption thereof, at a redemption price of         % of the outstanding principal amount thereof plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to the date fixed for redemption.

Note holders may be prevented from exchanging or transferring the notes when they are subject to redemption. In case any notes are to be redeemed in part only, the redemption notice will provide that, upon surrender of such note, a note holder will receive, without a charge, a new note or notes of authorized denominations representing the principal amount of the remaining unredeemed notes.

If we redeem only some of the notes, the Trustee or DTC, as applicable, will determine the method for selection of the particular notes to be redeemed, in accordance with the Indenture, and in accordance with the rules of any national securities exchange or quotation system on which the notes are listed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the notes called for redemption.

Holders will not have the option to have the notes repaid prior to the stated maturity date.

Listing

We intend to apply to list the notes on the NASDAQ Global Market under the symbol “     .” If the application is approved, we expect trading in the notes to begin within 30 days of the original issue date.

Trading Characteristics

We expect the notes to trade at a price that takes into account the value, if any, of accrued and unpaid interest. This means that purchasers will not pay, and sellers will not receive, accrued and unpaid interest on the notes that is not included in their trading price. Any portion of the trading price of a note that is attributable to accrued and unpaid interest will be treated as a payment of interest for U.S. federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the notes. See “Material United States Federal Tax Considerations.”

Certain Covenants

If at any time when notes are outstanding we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act, we will provide to holders of the notes and the trustee, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable United States generally accepted accounting principles.

We have agreed to duly and punctually pay the principal of (and premium, if any) and interest, on the notes in accordance with the terms of the notes.

We have agreed to maintain an office or agency where the notes may be presented or surrendered for payment, surrendered for registration of transfer or exchange and where notices in respect of the notes may be served.

We have agreed that if at any time we shall act as our own paying agent with respect to the notes, we will, on or before each due date of the principal of (or premium, if any) or interest, if any, on any of the notes, segregate and hold in trust for the holders of the notes funds sufficient to pay the principal (and premium, if any) and interest, if any, on the notes until paid.

We have agreed to deliver to the trustee, within 120 days after the end of each fiscal year an officer’s certificate stating to the knowledge of the signers thereof whether we are in default in the performance of any terms, provision or the same conditions of the Indenture.

We have agreed to pay or discharge, or cause to be paid or discharged, before the same would become delinquent (unless being disputed in good faith by us), (i) all taxes, assessments and governmental charges levied or imposed upon us or our income, profits or property, and (2) all lawful claims for labor, materials and supplies that may become a lien on our property except where failure to do so would not reasonably be expected to have a material adverse effect on our business, assets, financial condition or results of operations.

Events of Default

Note holders will have rights if an Event of Default occurs in respect of the notes and is not cured, as described later in this subsection.

The term “Event of Default” in respect of the notes means any of the following:

•	We do not pay the principal of, or any premium on, the notes when due, whether at maturity, upon redemption or otherwise.

•	We do not pay interest on the notes when due, and such default is not cured within 30 days.

•	We remain in breach of a covenant in respect of the notes for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the principal amount of the notes.

•	We file for bankruptcy, or certain other events of bankruptcy, insolvency or reorganization occur.

The trustee may withhold notice to the holders of the notes any default, except in the payment of principal, premium or interest, if it considers the withholding of notice to be in the best interests of the holders.

Remedies if an Event of Default Occurs. If an Event of Default, other than an Event of Default referred to in the last bullet point above with respect to us, has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of notes may declare the entire principal amount of all the notes to be due and immediately payable. If an Event of Default referred to in the last bullet point above with respect to us has occurred, the entire principal amount of all the notes will automatically become due and immediately payable. This is called a declaration of acceleration of maturity. In certain circumstances, a declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the notes.

The trustee is not required to take any action under the Indenture at the request of any holders unless the holders offer the trustee indemnification satisfactory to it from expenses and liability (called an “indemnity”) (Section 315 of the Trust Indenture Act of 1939). If indemnity satisfactory to the trustee is provided, the holders of a majority in principal amount of the notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before a note holder is allowed to bypass the trustee and bring its own lawsuit or other formal legal action or take other steps to enforce its rights or protect its interests relating to the notes, the following must occur:

•	A note holder must give the trustee written notice that an Event of Default has occurred and remains uncured.

•	The holders of at least 25% in principal amount of all outstanding notes must make a written request that the trustee take action because of the default and must offer indemnity satisfactory to the trustee against the cost and other liabilities of taking that action.

•	The trustee must not have taken action for 60 calendar days after receipt of the above notice and offer of indemnity.

•	The holders of a majority in principal amount of the notes must not have given the trustee a direction inconsistent with the above notice during that 60 calendar day period.

However, a note holder is entitled at any time to bring a lawsuit for the payment of money due on its notes on or after the due date.

Holders of a majority in principal amount of the notes may waive any past defaults other than:

•	in respect of the payment of principal, any premium or interest; or

•	in respect of a covenant that cannot be modified or amended without the consent of each holder.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.

Each year, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Indenture, or else specifying any default.

Merger or Consolidation

Under the terms of the Indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not consolidate with or into any other corporation or convey or transfer all or substantially all of our property or assets to any person unless all the following conditions are met:

•	Where we merge out of existence or sell our assets, the resulting entity must agree to be legally responsible for all of our obligations under the notes and the Indenture.

•	Immediately after giving effect to such transaction, no Default or Event of Default shall have happened and be continuing. For purposes of this no-default test, a default would include an Event of Default that has occurred and has not been cured, as described under “Events of Default” above. A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us notice of default or our default having to exist for a specified period of time were disregarded.

•	We must deliver certain certificates and documents to the trustee.

Modification or Waiver

There are three types of changes we can make to the Indenture and the notes.

Changes Requiring Note Holder Approval. First, there are changes that we cannot make to the notes without a note holder’s specific approval. The following is a list of those types of changes:

•	change the stated maturity of the principal of or interest on the notes;

•	reduce any amounts due on the notes;

•	reduce the amount of principal payable upon acceleration of the maturity of the notes following a default;

•	adversely affect any right of repayment at the holder’s option;

•	change the place or currency of payment on the notes;

•	impair the right to sue for payment;

•	reduce the percentage of holders of notes whose consent is needed to modify or amend the Indenture;

•	reduce the percentage of holders of notes whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults; and

•	modify any other aspect of the provisions of the Indenture dealing with supplemental indentures, modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants.

Changes Not Requiring Approval. The second type of change does not require any vote by the holders of the notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the notes in any material respect. We also do not need any approval to make any change that affects only debt securities to be issued under the Indenture after the change takes effect.

Changes Requiring Majority Approval. Any other change to the Indenture and the notes would require the following approval:

•	If the change affects only the notes, it must be approved by the holders of a majority in principal amount of then outstanding at such time.

•	If the change affects more than one series of debt securities issued under the Indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

•	The holders of a majority in principal amount of all of the series of debt securities issued under an indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “—Changes Requiring Note Holder Approval.”

Further Details Concerning Voting. When taking a vote, we will use the principal amount that would be due and payable on the voting date if the maturity of the notes were accelerated to that date because of a default, to decide how much principal to attribute to the notes.

The notes will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. The notes will also not be eligible to vote if they have been fully defeased as described later under “Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of the notes that are entitled to vote or take other action under the indenture. If we set a record date for a vote or other action to be taken by holders of the notes, that vote or action may be taken only by persons who are holders of the notes on the record date and must be taken within eleven months following the record date.

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the Indenture or the Notes or request a waiver.

Defeasance

Covenant Defeasance. If certain conditions are satisfied, we can make the deposit described below and be released from some of the restrictive covenants in the Indenture under which the notes were issued. This is called “covenant defeasance.” In that event, note holders would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay the notes. In order to achieve covenant defeasance, we must do the following:

•	we must irrevocably deposit in trust for the benefit of all holders of such notes a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the notes on their various due dates. No Default or Event of Default with respect to the notes shall have occurred and be continuing on the date of such deposit, or in the case of a bankruptcy Event of Default, at any time during the period ending on the 91st day after the date of such deposit.

•	We must deliver to the trustee a legal opinion of our counsel that, under current U.S. federal income tax law, we may make the above deposit without causing note holders to be taxed on the notes any differently than if we did not make the deposit and just repaid the notes ourselves at maturity.

If we accomplish covenant defeasance, note holders can still look to us for repayment of the notes if there were a shortfall in the trust deposit or the trustee is prevented from making payment. For example, if one of the remaining Events of Default occurred (such as our bankruptcy) and the notes became immediately due and payable, there might be a shortfall. Depending on the event causing the default, note holders may not be able to obtain payment of the shortfall.

Full Defeasance. If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the notes (called “full defeasance”) if we put in place the following other arrangements for note holders to be repaid:

•	we must deposit in trust for the benefit of all holders of such notes a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the notes. No Default or Event of Default with respect to the notes shall have occurred and be continuing on the date of such deposit, or in the case of a bankruptcy Event of Default, at any time during the period ending on the 91st day after the date of such deposit.

•	We must deliver to the trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or an IRS revenue ruling that allows us to make the above deposit without causing a note holder to be taxed on the notes any differently than if we did not make the deposit and just repaid the notes ourselves at maturity. Under current U.S. federal tax law, the deposit and our legal release from the notes would be treated as though we paid each note holder their share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for the notes and each note holder would recognize gain or loss on the notes at the time of the deposit.

If we ever did accomplish full defeasance, as described above, note holders would have to rely solely on the trust deposit for repayment of the notes. A note holder could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent.

No service charge will be made for any registration of transfer or any exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect with respect to the notes when either:

•	all the notes that have been authenticated have been delivered to the trustee for cancellation; or

•	all the notes that have not been delivered to the trustee for cancellation:

•	have become due and payable,

•	will become due and payable at their stated maturity within one year, or

•	are to be called for redemption within one year,

•	and we, in the case of the first, second and third sub-bullets above, have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of the notes, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness (including all principal, premium, if any, and interest) on such notes delivered to the trustee for cancellation (in the case of notes that have become due and payable on or prior to the date of such deposit) or to the stated maturity or redemption date, as the case may be,

•	we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the notes; and

•	we have delivered to the trustee an officers’ certificate and legal opinion, each stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture and the notes have been complied with.

Additional Notes and Additional Series of Notes

We may from time to time, without notice to or the consent of the registered holders of the notes, create and issue further notes ranking equally and ratably with the notes in all respects, including having the same CUSIP number, so that such further notes shall be consolidated and form a single series of notes and shall have the same terms as to status or otherwise as the notes. No additional notes may be issued if an event of default has occurred and is continuing with respect to the notes. The Indenture also allows for the issuance of additional series of debt securities from time to time.

The Trustee Under the Indenture

                         will serve as the trustee under the Indenture.

Resignation of Trustee

The trustee may resign or be removed with respect to the notes provided that a successor trustee is appointed to act with respect to the notes. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Payment, Paying Agent, Registrar and Transfer Agent

The principal amount of each note will be payable on the stated maturity date at the office of the Paying Agent, Registrar and Transfer Agent for the notes or at such other office in New York City as we may designate. The trustee will initially act as Paying Agent, Registrar and Transfer Agent for the notes.

Governing Law

The Indenture and the notes will be governed by the laws of the State of New York.

Book-Entry Debt Securities

The notes will be represented by global securities that will be deposited and registered in the name of The Depository Trust Company (“DTC”) or its nominee. This means that, except in limited circumstances, note holders will not receive certificates for the notes. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the notes through either DTC, if they are a participant, or indirectly through organizations that are participants in DTC.

The notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered certificate will be issued for the notes, in the aggregate principal amount of such issue, and will be deposited with DTC. Interests in the notes will trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. None of the Company, the Trustee or the Paying Agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”).

DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has Standard & Poor’s Ratings Services’ highest rating: AAA. The DTC Rules applicable to its participants are on file with the SEC. More information about DTC can he found at www.dtcc.com and www.dtc.org.

Purchases of debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such debt securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will he governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the Notes unless authorized by a Direct Participant in accordance with DTC’s Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, distributions, and dividend payments on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon. DTC’s receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC nor its nominee, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the trustee, but disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to us or to the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificates are required to be printed and delivered. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, subject to DTC’s internal procedures, certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material United States federal income tax consequences of this rights offering to holders of common stock that hold such stock as a capital asset (generally property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code. This discussion is based upon the Code, regulations promulgated under the Code (including proposed and temporary regulations), rulings, administrative interpretations and pronouncements of the Internal Revenue Service, or the IRS, and court decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect). No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This discussion only applies to a holder of subscription rights or common stock that is a “U.S. holder,” which is defined as a citizen or resident of the United States, a domestic corporation (or entity treated as a domestic corporation for U.S. federal income tax purposes), an estate if the income of such estate is includible in gross income for U.S. federal income tax purposes regardless of its source, and any trust so long as a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust (or if such trust has a valid election in effect to be treated as a U.S. person). Furthermore, this discussion does not address all aspects of federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Code including, but not limited to, partnerships, holders who are subject to the alternative minimum tax, holders who are dealers in securities or foreign currency, non-U.S. persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold their common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired common stock pursuant to the exercise of compensatory stock options or warrants or otherwise as compensation. In addition, the discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or any U.S. federal tax considerations other than income taxation (such as estate or gift taxation). This discussion does not address U.S. holders which beneficially hold our shares through either a “foreign financial institution” (as such term is defined in Section 1471(d)(4) of the Code) or certain other non-U.S. entities specified in Section 1472 of the Code.

We have not sought, and will not seek, a ruling from the IRS regarding the federal income tax consequences of this rights offering or the related note issuances. The following summary does not address the tax consequences of this rights offering or the related note issuance under foreign, state, or local tax laws.

ACCORDINGLY, EACH RECIPIENT OF RIGHTS IN THIS RIGHTS OFFERING SHOULD CONSULT THE RECIPIENT’S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THIS RIGHTS OFFERING AND THE RELATED NOTE ISSUANCES THAT MAY RESULT FROM SUCH RECIPIENT’S PARTICULAR CIRCUMSTANCES.

Summary of Tax Consequences with Respect to Our Subscription Rights

Subject to the qualifications set forth above, the following discussion summarizes the material U.S. federal income tax consequences of the receipt, ownership and disposition of subscription rights by “U.S. holders.”

Receipt of the Subscription Rights

The subscription rights are being distributed to holders of common stock at no cost to such holders. The subscription rights entitle each such holder the right to purchase the notes at a price equal to their principal amount. We have assumed that the fair market value of the subscription rights for U.S. federal income tax purposes is zero or a nominal value, and based on such value, you should not have any federal income tax consequences upon receipt of the subscription rights. To the extent that the IRS successfully asserts that the fair market value of the subscription rights is greater than zero, the fair market value of the subscription rights received in this rights offering by a holder generally would be treated as a “dividend distribution” to such holder under Section 301 of the Code (potentially taxable at a federal income tax rate of 20% for certain non-corporate U.S. holders, including individuals), to the extent of such holder’s share of our current and accumulated earnings and profits in our current taxable year. To the extent the fair market value of the subscription rights received by a holder exceeds the holder’s share of our current and accumulated earnings and profits, the excess first would be treated as a tax-free return of capital to the extent of the holder’s adjusted tax basis in all of the holder’s shares and any remainder would be treated as capital gain. Such capital gain would be long-term or short-term capital gain depending upon whether the shares have been held for more or less than the applicable statutory holding period (which is currently more than one year for long-term capital gain). In such case, you would have a basis in the subscription rights equal to the deemed fair market value.

The fair market value of the subscription rights on the date that the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date.

Expiration of Subscription Rights

A holder that allows the subscription rights to expire should not recognize any gain or loss.

Exercise of Subscription Rights

A holder should not recognize gain or loss on the exercise of subscription rights. Generally, the tax basis of a note acquired through exercise of the subscription rights will be equal to the sum of the tax basis in the subscription right, if any, plus the subscription price. The holding period for a note acquired upon exercise of subscription rights begins with the date of exercise.

Disposition of the Subscription Rights

If a holder sells or otherwise disposes of the subscription rights, such holder’s gain or loss recognized upon that sale or other disposition will be a capital gain or loss assuming the subscription rights are held as a capital asset at the time of sale. Such capital gain or loss will be long-term or short-term capital gain or loss depending upon whether the holder’s holding period for the subscription rights is more or less than the applicable statutory holding period (which is currently more than one year for long-term capital gain).

Summary of Tax Consequences with Respect to Our Notes

Subject to the qualifications set forth above, the following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of notes by “U.S. holders.”

Payments of Interest

Payments of stated interest on a note will generally be taxable to U.S. holders as ordinary interest income at the time such interest payments are accrued or received, depending on the holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Redemption of the Notes

Upon the sale, exchange, redemption or other taxable disposition of a note, a U.S. holder generally will recognize gain or loss equal to the difference, if any, between the sum of all cash plus the fair market value of all other property received on such disposition (other than amounts properly attributable to accrued and unpaid interest, which, to the extent not previously included in income, will be treated as described above under “—Payments of Interest”), and such holder’s adjusted tax basis in the note. A U.S. holder’s initial tax basis of a note acquired through exercise of the subscription rights will be equal to the sum of the tax basis in the subscription right, if any, plus the subscription price. Any gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of the disposition, the U.S. holder held the note for a period of more than one year. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, will generally be subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

Recently Enacted Legislation

Recently enacted legislation imposes a 3.8% tax on the net investment income (which includes interest, dividends and net gain on a disposition of notes or subscription rights) of certain U.S. individuals, trusts and estates, for taxable years beginning after December 31, 2012, which is in addition to any federal tax on dividends, interest or capital gains.

Shares Held Through Foreign Accounts

Under the Foreign Account Tax Compliance Act, or FATCA, withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined under those rules) and certain other non-U.S. entities. A 30% withholding tax may be imposed on interest on, or gross proceeds from the sale or other disposition of, our notes paid to a foreign financial institution or to a non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or United States-owned foreign entities, annually report information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under current IRS guidance, the withholding provisions described above will generally apply to payments of interest on our notes made on or after July 1, 2014 and to payments of gross proceeds from a sale or other disposition of such notes on or after January 1, 2017. Prospective investors should consult their tax advisors regarding FATCA. Information Reporting and Backup Withholding

In general, a U.S. holder will be subject to U.S. federal backup withholding (which is currently imposed at a rate of 28%) on payments on the notes and the proceeds of a sale or other disposition of the subscription rights and notes if such holder fails to provide its correct taxpayer identification number to the subscription agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner. U.S. holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding, and the procedures for establishing such exemption, if applicable.

In addition, information reporting generally will apply to certain payments of interest on the notes and to the proceeds of the sale or other disposition (including a retirement or a redemption) of a note or subscription rights paid to a U.S. holder unless such holder is an exempt recipient. Holders should consult their own tax advisors regarding the information reporting and backup withholding tax rules.

THE FOREGOING SUMMARY IS INCLUDED FOR INFORMATIONAL PURPOSES ONLY

AND IS NOT INTENDED TO BE TAX ADVICE. WE URGE YOU TO CONSULT WITH YOUR

OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THIS RIGHTS OFFERING APPLICABLE TO YOUR OWN PARTICULAR SITUATION.

PLAN OF DISTRIBUTION

On or about             , 2013, we will distribute the rights, subscription forms and copies of this prospectus to individuals who owned shares of common stock on             , 2013, the record date, without the services of an underwriter or selling agent. We intend to apply to list the notes to be issued in this rights offering to be traded on the NASDAQ Global Market under the symbol “                     ,” although we can provide no assurance that the notes will be approved for listing or that a liquid trading market will develop for the notes. If you wish to exercise your rights and purchase notes, you should complete the subscription form and return it with payment for the shares, to American Stock Transfer & Trust Company, LLC, the subscription agent, at the following address:

By Mail:	By Hand, Express Mail, Courier or Other Expedited Service:

American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P. O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Please see the discussion in the section of this prospectus entitled “The Rights Offering” for additional information about this rights offering. You should direct any questions or requests for assistance concerning the method of subscribing for the notes or for additional copies of this prospectus to the information agent, AST Phoenix Advisors at (877) 478-5038 or (212) 493-3910. For questions regarding your account and/or lost shares, please contact American Stock Transfer & Trust Company, LLC at (877) 248-6417 or (718) 921-8317.

We are not aware of any existing agreements between any shareholder, broker, dealer, underwriter, finder or agent relating to the sale or distribution of the notes underlying the rights.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and periodic reports and other information with the SEC. Our SEC filings, including the registration statement and exhibits, are available to the public at the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room.

We maintain a website at www.imperial.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

This prospectus does not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, including its exhibits and schedules, which may be found at the SEC’s website at www.sec.gov. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved.

We have appointed AST Phoenix Advisors as information agent for this rights offering. You should direct any questions or requests for assistance concerning the method of subscribing for notes or for additional copies of this prospectus to the information agent, AST Phoenix Advisors at (877) 478-5038 or (212) 493-3910. For questions regarding your account and/or lost shares, please contact American Stock Transfer & Trust Company, LLC at (877) 248-6417 or (718) 921-8317.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus. The following documents filed with the SEC are incorporated by reference in this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013;

•	Our definitive proxy statement filed on April 8, 2013;

•	Our Current Reports on Form 8-K, as filed with the SEC on March 4, 2013 (excluding Item 7.01 and the exhibit related thereto), March 14, 2013, May 1, 2013 (excluding Item 7.01 and the exhibit related thereto), May 23, 2013, June 6, 2013 and July 29, 2013;

•	Our Registration Statement on Form 8-A, relating to the description of our common stock, filed with the SEC on January 31, 2011, including any amendment or report filed for the purpose of updating such description.

Any statement contained in a document that is incorporated by reference in this prospectus will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

Copies of the above-referenced filings are available at no cost on our website, www.imperial.com. In addition, you may request a copy of these filings at no cost, by writing us at Imperial Holdings, Inc., Secretary, at 701 Park of Commerce Boulevard – Suite 301, Boca Raton, Florida 33487 or by calling us at (561) 995-4200.

LEGAL MATTERS

Foley & Lardner LLP in Jacksonville, Florida, will pass upon the validity of the securities offered by this prospectus and certain other legal matters for us.

EXPERTS

The consolidated balance sheets of the Company and its subsidiaries at December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’/members’ equity, and cash flows for each of the three years in the period ended December 31, 2012, incorporated by reference in this prospectus and elsewhere in the registration statement, have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon authority of said firm as experts in accounting and auditing in giving said report.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The table below sets forth the costs and expenses payable by the Company in connection with the issuance and distribution of the securities being registered. All amounts are estimated except the SEC registration fee. All costs and expenses are payable by us.

SEC Registration Fee		$8,184
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Printing Fees and Expenses		*
Subscription, information and transfer agent fees		*
Trustee Fees		*
Miscellaneous Expenses		*

Total	$	*

*	To be provided by amendment.

Item 14.	Indemnification of Directors and Officers.

The Company’s officers and directors are and will be indemnified under Florida law, their employment agreements and our articles of incorporation and bylaws.

The Florida Business Corporation Act, under which the Company is organized, permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

Article 10 of the Company’s bylaws provides that the Company shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Business Corporation Act.

Additionally, the settlement of the class actions consolidated and designated as Fuller v. Imperial Holdings, et al., the shareholder derivative action entitled Robert Andrzejczyk v. Imperial Holdings, Inc., et al., and the insurance coverage declaratory relief complaint filed by Catlin Insurance Company (UK) Ltd. contemplates that the Company will advance the cost of legal expenses and otherwise indemnify certain of the Company’s directors and officers (including its former executive officers and directors) who would otherwise be entitled to coverage under portions of the Company’s director and officer liability insurance policies.

Item 15.	Recent Sales of Unregistered Securities.

The following sets forth information regarding securities sold by the registrant since August 1, 2010:

•	Effective November 1, 2010, we converted a $16.1 million note plus accrued interest from Branch Office of Skarbonka Sp. z o.o. and 112,500 common units and 25,000 Series B preferred units from Premium Funding, Inc. into a $30.0 million debenture held by the Branch Office of Skarbonka Sp. z o.o.

•	Effective December 31, 2010, we sold 110,000 Series F Preferred Units to Imex Settlement Corporation for an $11,000,000 promissory note.

The issuance of securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act. The recipients of securities in each transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to any certificated shares and other instruments issued in each such transaction. The sales of these securities were made without general solicitation or advertising and without the involvement of any underwriter.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated by reference herein.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) After the expiration of the subscription period, to set forth the results of the subscription offer and the terms of any subsequent reoffering of the unsubscribed securities.

(b) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boca Raton, State of Florida, on August 30, 2013.

IMPERIAL HOLDINGS, INC.

By	/s/ Antony Mitchell
Name: Antony Mitchell Title: Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Antony Mitchell and Michael Altschuler, and each or either of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Antony Mitchell Antony Mitchell	Chief Executive Officer and Director (Principal Executive Officer)	August 30, 2013

/s/ Richard O’Connell, Jr. Richard O’Connell, Jr.	Chief Financial Officer and Chief Credit Officer (Principal Financial and Accounting Officer)	August 30, 2013

/s/ James Chadwick James Chadwick	Director	August 30, 2013

/s/ Michael A. Crow Michael A. Crow	Director	August 30, 2013

/s/ Andrew Dakos Andrew Dakos	Director	August 30, 2013

/s/ Richard Dayan Richard Dayan	Director	August 30, 2013

/s/ Phillip Goldstein Phillip Goldstein	Chairman of the Board of Directors	August 30, 2013

/s/ Gerald Hellerman Gerald Hellerman	Director	August 30, 2013

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Form	Exhibit	Filing Date	Filed Herewith

3.1	Articles of Incorporation of Registrant.	S-1/A	3.1	10/1/10

3.2	Bylaws of Registrant.	8-K/A	3.2	8/16/12

4.1	Form of Common Stock Certificate.	S-1/A	4.1	11/10/10

4.2	Form of Rights Certificate.**

4.3	Form of Indenture.**

4.4	Form of Global Note.**

5.1	Opinion of Foley & Lardner LLP.**

10.1	Employment Agreement between the Registrant and Antony Mitchell dated November 8, 2010.	S-1/A	10.1	11/10/10

10.2	Employment Agreement between the Registrant and Richard O’Connell dated November 4, 2010.	S-1/A	10.3	11/10/10

10.3	Severance Agreement, dated February 15, 2012, between Imperial Holdings, Inc. and Richard O’Connell, Jr.	8-K	10.1	2/15/12

10.4	Letter Agreement, dated February 15, 2012, between Imperial Holdings, Inc. and Richard O’Connell, Jr.	8-K	10.2	2/15/12

10.5	Severance Agreement, dated January 31, 2012, between Imperial Holdings, Inc. and Michael Altschuler.	10-K	10.7	10/5/12

10.6	First Amendment to Severance Agreement, effective February 13, 2012, between Imperial Holdings, Inc. and Michael Altschuler.	10-K	10.7	10/5/12

10.7	Letter Agreement, dated January 31, 2012, between Imperial Holdings, Inc. and Michael Altschuler.	10-K	10.9	10/5/12

10.8	Severance Agreement, dated February 9, 2012, between Imperial Holdings, Inc. and Miriam Martinez.	10-K	10.10	10/5/12

10.9	First Amendment to Severance Agreement, effective February 13, 2012, between Imperial Holdings, Inc. and Miriam Martinez.	10-K	10.11	10/5/12

10.10	Letter Agreement, dated February 9, 2012, between Imperial Holdings, Inc. and Miriam Martinez.	10-K	10.12	10/5/12

10.11	Separation Agreement and General Release of Claims between Imperial Holdings, Inc. and Jonathan Neuman, dated April 26, 2012.	8-K	10.2	4/30/12

10.12	Imperial Holdings 2010 Omnibus Incentive Plan.	S-1/A	10.6	10/1/10

10.13	2010 Omnibus Incentive Plan Form of Stock Option Award Agreement.	S-1/A	10.7	10/1/10

10.14	Master Trust Indenture dated as of September 24, 2010 by and among Imperial Settlements Financing 2010, LLC as the Issuer, Portfolio Financial Servicing Company as the Initial Master Servicer, and Wilmington Trust Company as the Trustee and Collateral Trustee.	S-1/A	10.15	11/10/10

10.15	Series 2010-1 Supplement dated as of September 24, 2010 to the Master Trust Indenture dated as of September 24, 2010 by and among Imperial Settlements Financing 2010, LLC as the Issuer, Portfolio Financial Servicing Company as the Initial Servicer, and Wilmington Trust Company as the Trustee and Collateral Trustee.	S-1/A	10.16	11/10/10

††10.16	Amended and Restated Purchase and Sale Agreement, dated as of May 21, 2013, by and among Compass Settlements LLC and Washington Square Financial, LLC.	10-Q	10.6	8/13/13

10.17	Non-Prosecution Agreement between Imperial Holdings, Inc. and the United States Attorney’s Office for the District of New Hampshire, dated April 30, 2012.	8-K	10.1	4/30/12

††10.18	Loan and Security Agreement effective April 29, 2013 between White Eagle, LNY Corporation, Imperial Finance & Trading, LLC and CLMG Corp.	10-Q	10.1	8/13/13

††10.19	Master Termination Agreement and Release dated April 30, 2013 among Imperial Holdings, Inc., its subsidiaries, CTL Holdings, LLC and Lexington Insurance Company	10-Q	10.5	8/13/13

††10.20	Servicing Agreement dated as of April 29, 2013, between Imperial Finance & Trading, LLC and Whit Eagle Asset Portfolio, LLC	10-Q	10.3	8/13/13

10.21	First Amendment to Loan and Security Agreement and Security Account Control and Custodian Agreement, dated August 9, 2013, among White Eagle Asset Portfolio, LLC, as borrower, Imperial Finance & Trading, LLC, as servicer and portfolio manager, LNV Corporation, as initial lender, Wilmington Trust, National Associate, as custodian, and CLMG Corp, as the administrative agent.	10-Q	10.2	8/13/13

10.22	First Amendment to Servicing Agreement, dated as of August 9, 2013, by and between Imperial Finance & Trading, LLC, as servicer, and White Eagle Asset Portfolio, LLC.	10-Q	10.4	8/13/13

12.1	Computation of Ratio of Earnings to Fixed Charges				*

21.1	Subsidiaries of the Registrant.	10-K	21.1	3/28/13

23.1	Consent of Grant Thornton LLP.				*

23.2	Consent of Foley & Lardner LLP (included in Exhibit 5.1).**

24.1	Power of Attorney (included on signature page)				*

25.1	Statement of Eligibility and Qualifications of Trustee on Form T-1**

99.1	Form of Instructions as to Use of Rights Certificates.**

99.2	Form of Notice of Guaranteed Delivery for Rights Certificates.**

99.3	Form of Letter to Shareholders who are Record Holders.**

99.4	Form of Letter to Nominee Holders.**

99.5	Form of Letter to Clients of Nominee Holders.**

99.6	Beneficial Owner Election Form.**

99.7	Nominee Holder Certification Form.**

††	Certain portions of the exhibit have been omitted pursuant to a request for confidential treatment. An unredacted copy of the exhibit has been filed separately with the United States Securities and Exchange Commission pursuant to a request for confidential treatment.
**	To be filed by amendment.